Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	April 23, 2007
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
FIRST QUARTER NET EARNINGS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $14.7 million for the period ended March 31, 2007, a decrease of $329,000, or 2%, compared to the $15.0 million recorded in the fourth quarter of 2006 and a decrease of $4.3 million, or 23%, compared to the $19.0 million recorded in the first quarter of 2006. On a per share basis, net income for the first quarter of 2007 totaled $0.57 per diluted common share, unchanged when compared to the fourth quarter of 2006 and a decrease of $0.19 per diluted common share, or 25%, when compared to the first quarter of 2006. The first quarter of 2006 included significantly higher levels of income recorded on gain on sales of premium finance receivables, fees from covered call options, trading income related to interest rate swap transactions and the gain on sale of the Wayne Hummer Growth Fund. These four items added $6.6 million to net income, or $0.26 per diluted common share, in the first quarter of 2006. Excluding the change in the amounts recorded for these four items, net income in the first quarter of 2007 increased over the first quarter of 2006 by $1.8 million, or $0.06 per diluted common share.
     “The first quarter results reflect improving net interest margins, continued strong credit quality and the impact on the balance sheet to our response to the current lending and deposit pricing environments,” commented Edward J. Wehmer, President and Chief Executive Officer. “The steps we took at the beginning of 2007 to move our financial results back to acceptable levels are starting to be realized.”
     Mr. Wehmer also noted, “Steps to strengthen deposit pricing discipline, change our deposit mix, maintain rigorous expense control and enhance and expand our commercial lending initiatives are all in place. As I have stated numerous times, we will not, however, change our core loan underwriting standards as we believe this would simply trade current earnings for long-term problems. The impact on the balance sheet in the first quarter reflects the strategies put in place and, as expected, they have curtailed our customary balance sheet growth trends. Our focus will continue to be on multi-relationship accounts that build long-term franchise value.”
     Mr. Wehmer added, “We head into the second quarter facing a similar interest rate environment as the past three quarters. Our asset quality measures clearly reflect our commitment to our core credit underwriting standards. Renewed deposit pricing discipline, new commercial lending initiatives, enhanced wealth management services and our mortgage banking platform allow us to focus on profitable customer relationships that bring sensible growth to the balance sheet. Getting our earnings back on track continues to be our top priority.”
     The following table provides an analysis of reported net income less certain material income and expense items affecting comparability between periods due to their discretionary or cyclical nature or fair value adjustments.

	Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006
Net Income as Reported	$14,681	$15,010	$19,013

Less (actual after-tax impact shown):
Gain on sales of premium finance receivables	167	102	616
Fees from covered call options	270	241	1,117
Trading income (losses) — primarily interest rate swaps	(4)	(5)	3,364
Payroll taxes	(1,838)	(1,060)	(1,703)
FDIC insurance	(374)	(142)	(130)
Gain on sale of Wayne Hummer Growth Fund	—	—	1,494

	$16,460	$15,874	$14,255

     This analysis does not take into account fluctuations in normal business expenses that are variable in nature, such as incentive compensation components, variable pay tied to production in mortgage banking and wealth management activities or normal accounting adjustments to accurately reflect required accrual balances.

     Total assets rose to $9.41 billion at March 31, 2007, an increase of $1.03 billion, or 12%, as compared to $8.38 billion at March 31, 2006. Total deposits as of March 31, 2007 were $7.67 billion, an increase of $784 million, or 11%, as compared to $6.88 billion at March 31, 2006. Total loans grew to $6.55 billion as of March 31, 2007, an increase of $1.11 billion, or 20%, over the $5.44 billion balance as of a year ago. Shareholders’ equity increased to $729.7 million, or a book value of $30.09 per share, at March 31, 2007, compared to $652.9 million, or a book value of $26.94, per share at March 31, 2006.
     Wintrust’s key operating measures and growth rates for the first quarter of 2007 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	March 31,	December 31,	March 31,	4th Quarter		1st Quarter
($ in thousands, except per share data)	2007	2006	2006	2006 (5)		2006
Net income	$14,681	$15,010	$19,013	(2)%		(23)%
Net income per common share – diluted	$0.57	$0.57	$0.76	—%		(25)%

Net revenue (1)	$84,403	$84,805	$85,889	—%		(2)%
Net interest income	$64,670	$65,366	$57,164	(1)%		13%
Net interest margin (4)	3.10%	3.07%	3.12%	3	bp	(2	)bp
Core net interest margin (2) (4)	3.31%	3.28%	3.33%	3	bp	(2	)bp
Net overhead ratio (3)	1.72%	1.69%	1.27%	3	bp	45	bp
Return on average assets	0.63%	0.63%	0.94%	—	bp	(31	)bp
Return on average equity	7.94%	7.83%	12.08%	11	bp	(414	)bp

At end of period
Total assets	$9,414,604	$9,571,852	$8,382,247	(7)%		12%
Total loans	$6,545,906	$6,496,480	$5,435,317	3%		20%
Total deposits	$7,666,803	$7,869,240	$6,882,487	(10)%		11%
Total equity	$729,741	$773,346	$652,887	(23)%		12%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet % changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting
Comparative Financial Results
Acquisitions
     On May 31, 2006, Wintrust announced the completion of its acquisition of Hinsbrook Bancshares, Inc. (“HBI”) in a stock and cash merger transaction (1,120,033 shares of common stock issued). HBI was the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which had five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at the date of acquisition. On November 13, 2006, Hinsbrook Bank’s locations in Willowbrook, Downers Grove and Darien became part of Hinsdale Bank & Trust Company, Hinsbrook Bank’s Glen Ellyn location became part of Wheaton Bank & Trust Company and Hinsbrook Bank’s Geneva location was renamed and became the charter for St. Charles Bank & Trust Company. The results of operations of HBI are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Stock Offering/Regulatory Capital
     On September 5, 2006, Wintrust redeemed all 1,242,000 shares of the 9.00% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust I at a redemption price equal to the $25.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 9.00% Junior Subordinated Debentures due 2028, all of which were held by the Wintrust Capital Trust I. The redemption was funded by the issuance of $50.0 million of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors on September 1, 2006, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust IX, a Delaware statutory trust (the “Trust”). The Capital Securities mature in September 2036, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holders of the Capital Securities, at a rate of 6.836% until the interest payment date on September 15, 2011, and thereafter at a rate equal to the three-month LIBOR rate plus 1.63%.

     In conjunction with the completion of the acquisition of HBI in May 2006, Wintrust received $25 million in proceeds upon funding a subordinated note with an unaffiliated bank that had been signed on October 25, 2005.
     In July 2006, the Company’s Board of Directors approved the repurchase of up to 2,000,000 shares of its outstanding common stock over the following 18 months. This repurchase plan replaced the previous share repurchase plan that was announced in January 2000. During the first quarter of 2007, the Company repurchased approximately 1.3 million shares at an average price of $45.34 per share. As of March 31, 2007, a total of approximately 1.7 million shares had been repurchased at an average price of $45.78 per share.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust had the following banking location activity:
–	North Chicago, Illinois (Lake Forest Bank & Trust Company) – opened first quarter of 2007

–	St. Charles, Illinois (St. Charles Bank & Trust Company) – opened fourth quarter of 2006

–	Willowbrook, Illinois (originally a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006 and subsequently merged into Hinsdale Bank & Trust Company in fourth quarter of 2006
–	Downers Grove, Illinois (originally a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006 and subsequently merged into Hinsdale Bank & Trust Company in fourth quarter of 2006
–	Glen Ellyn, Illinois (originally a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006 and subsequently merged into Wheaton Bank & Trust Company in fourth quarter of 2006
–	Darien, Illinois (originally a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006 and subsequently merged into Hinsdale Bank & Trust Company in fourth quarter of 2006
–	Geneva, Illinois (originally a branch of Hinsbrook Bank & Trust Company) – acquired second quarter of 2006, subsequently renamed, and became the charter for St. Charles Bank & Trust Company (St. Charles, Illinois) in fourth quarter of 2006
–	Algonquin, Illinois (permanent location with drive-through for Algonquin Bank & Trust, a branch of Crystal Lake Bank & Trust Company) – opened second quarter of 2006
–	Mokena, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) – opened second quarter 2006
–	Elm Grove, Wisconsin (branch location with drive-through for Town Bank) – opened second quarter of 2006
Financial Performance Overview
     For the first quarter of 2007, net interest income totaled $64.7 million, increasing $7.5 million, or 13%, compared to the first quarter of 2006. Average earning assets grew $1.06 billion over the first quarter of 2006, a 14% increase. Average loans increased by $1.21 billion while liquidity management assets decreased by $147 million over the past 12 months. Reflecting the Company’s response to the current interest rate environment, total average earning assets increased by only $36 million in the first quarter of 2007 compared to the fourth quarter of 2006. Higher yielding total average loans increased $83 million while lower yielding liquidity management assets decreased $47 million during the past quarter.
     The provision for credit losses totaled $1.8 million for the first quarter of 2007 compared to $1.5 million for the first quarter of 2006. The provision for credit losses in both the first quarter of 2007 and 2006 continues to reflect the Company’s trends in net charge-offs and credit quality levels.
     The net interest margin for the first quarter of 2007 was 3.10%, compared to 3.12% in the first quarter of 2006. The net interest margin declined two basis points in the first quarter of 2007 compared to the first quarter of 2006 as the yield on earning assets increased by 72 basis points, the rate paid on interest-bearing liabilities increased by 76 basis points and the contribution from net free funds increased by two basis points. The earning asset yield improvement in the first quarter of 2007 compared to the first quarter of 2006 was primarily attributable to a 58 basis point increase in the yield on loans. The higher loan yield is reflective of the earlier interest rate increases effected by the Federal Reserve Bank in early 2006 offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 76 basis points in the first quarter of 2007 compared to the first quarter of 2006 was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. Net interest income for the first quarter of 2007 totaled $64.7 million, an increase of $7.5 million, or 13%, as compared to the $57.2 million recorded in the same quarter of 2006.
     The net interest margin in the first quarter of 2007 was 3.10%, compared to 3.07% in the fourth quarter of 2006, an increase of 3 basis points. This increase reflects the renewed efforts on retail deposit pricing discipline in all of the Company’s banking markets and the focus on shifting the deposit mix towards a more balanced structure that depends less on retail certificates of deposit. Retail interest-bearing deposit rates increased five basis points over the fourth quarter of 2006 while the yield on earning assets increased by eight basis points. Net interest income for the first quarter of 2007 totaled $64.7 million, a decrease of $696,000, or 1%, as compared to the $65.4 million recorded in the fourth quarter of 2006. Two less days in the first quarter of

2007 compared to the fourth quarter of 2006 reduced net interest income by approximately $1.5 million, more than offsetting the $942,000 contribution to net interest income from a larger balance sheet and the increase in the net interest margin.
     Non-interest income totaled $19.7 million in the first quarter of 2007, decreasing $9.0 million, or 31%, compared to the first quarter of 2006. The decrease was primarily attributable to the lower levels of trading income recognized on rate swaps, lower levels of fees from certain covered call option transactions, lower gain on sales of premium finance receivables and the gain on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006. The trading income recognized on the interest rate swaps reflected the change in fair value of the swaps and the net cash settlement, as these swaps were previously determined not to qualify for hedge accounting. The Company recorded $699,000 in non-interest income from these four items in the first quarter of 2007, a decrease of $10.0 million, when compared to $10.7 million in the first quarter of 2006.
     Non-interest expense totaled $59.7 million in the first quarter of 2007, increasing $5.3 million, or 10%, over the first quarter of 2006. Salary and employee benefits expense increased $2.4 million, while occupancy costs increased $767,000, data processing costs increased $617,000, equipment costs increased $416,000 and the increase in FDIC insurance premiums added $375,000 additional expense. Total non-interest expense increased only $279,000 when compared to the fourth quarter of 2006. Excluding the impact of the cyclical nature of payroll taxes and the increase in FDIC insurance premiums due to a higher rate structure imposed on all financial institutions by the FDIC, total non-interest expenses would have decreased by $1.4 million in the first quarter of 2007 compared to the fourth quarter of 2006.
     Non-performing assets totaled $32.3 million, or 0.34% of total assets, at March 31, 2007, compared to $37.4 million, or 0.39% of total assets, at December 31, 2006 and $26.5 million, or 0.32% of total assets, at March 31, 2006. Annualized net charge-offs as a percentage of average loans for the first quarter of 2007 were eight basis points, down from 11 basis points in the first quarter of 2006. Non-performing assets at March 31, 2007, remain at levels that the Company believes make monitoring and collecting the non-performing assets manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2007	2006
Selected Financial Condition Data (at end of period):
Total assets	$9,414,604	$8,382,247
Total loans	6,545,906	5,435,317
Total deposits	7,666,803	6,882,487
Long-term debt – trust preferred securities	249,787	230,416
Total shareholders’ equity	729,741	652,887

Selected Statements of Income Data:
Net interest income	$64,670	$57,164
Net revenue (1)	84,403	85,889
Income before taxes	22,852	29,893
Net income	14,681	19,013
Net income per common share – Basic	0.59	0.79
Net income per common share – Diluted	0.57	0.76

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.10%	3.12%
Core net interest margin (2) (6)	3.31	3.33
Non-interest income to average assets	0.85	1.41
Non-interest expense to average assets	2.56	2.68
Net overhead ratio (3)	1.72	1.27
Efficiency ratio (4) (6)	70.30	63.16
Return on average assets	0.63	0.94
Return on average equity	7.94	12.08

Average total assets	$9,453,775	$8,239,877
Average total shareholders’ equity	749,592	638,268
Average loans to average deposits ratio	85.7%	79.6%

Common Share Data at end of period:
Market price per common share	$44.61	$58.17
Book value per common share	$30.09	$26.94
Common shares outstanding	24,251,370	24,231,059

Other Data at end of period:
Allowance for credit losses (5)	$46,983	$40,858
Non-performing assets	$32,317	$26,545
Allowance for credit losses to total loans (5)	0.72%	0.75%
Non-performing assets to total assets	0.34%	0.32%
Number of:
Bank subsidiaries	15	14
Non-bank subsidiaries	8	10
Banking offices	74	64

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	March 31,	December 31,	March 31,
(In thousands)	2007	2006	2006

Assets
Cash and due from banks	$124,957	$169,071	$121,015
Federal funds sold and securities purchased under resale agreements	146,747	136,221	123,430
Interest bearing deposits with banks	16,417	19,259	14,146
Available-for-sale securities, at fair value	1,696,156	1,839,716	1,988,050
Trading account securities	1,746	2,324	2,005
Brokerage customer receivables	22,946	24,040	29,765
Mortgage loans held-for-sale	117,082	148,331	64,437
Loans, net of unearned income	6,545,906	6,496,480	5,435,317
Less: Allowance for loan losses	46,526	46,055	40,367

Net loans	6,499,380	6,450,425	5,394,950
Premises and equipment, net	320,924	311,041	254,471
Accrued interest receivable and other assets	178,527	180,889	176,489
Goodwill	269,092	268,936	196,625
Other intangible assets	20,630	21,599	16,864

Total assets	$9,414,604	$9,571,852	$8,382,247

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$651,075	$699,203	$608,769
Interest bearing	7,015,728	7,170,037	6,273,718

Total deposits	7,666,803	7,869,240	6,882,487

Notes payable	47,750	12,750	1,000
Federal Home Loan Bank advances	394,519	325,531	367,279
Other borrowings	159,425	162,072	86,231
Subordinated notes	75,000	75,000	50,000
Long-term debt — trust preferred securities	249,787	249,828	230,416
Accrued interest payable and other liabilities	91,579	104,085	111,947

Total liabilities	8,684,863	8,798,506	7,729,360

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	25,944	25,802	24,231
Surplus	524,101	519,233	435,207
Treasury stock	(77,498)	(16,343)	—
Common stock warrants	665	681	744
Retained earnings	272,331	261,734	217,842
Accumulated other comprehensive loss	(15,802)	(17,761)	(25,137)

Total shareholders’ equity	729,741	773,346	652,887

Total liabilities and shareholders’ equity	$9,414,604	$9,571,852	$8,382,247

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2007	2006

Interest income
Interest and fees on loans	$127,865	$96,651
Interest bearing deposits with banks	265	124
Federal funds sold and securities purchased under resale agreements	2,826	1,520
Securities	20,885	21,531
Trading account securities	7	6
Brokerage customer receivables	459	465

Total interest income	152,307	120,297

Interest expense
Interest on deposits	75,890	54,282
Interest on Federal Home Loan Bank advances	4,129	3,280
Interest on notes payable and other borrowings	1,728	654
Interest on subordinated notes	1,295	801
Interest on long-term debt — trust preferred securities	4,595	4,116

Total interest expense	87,637	63,133

Net interest income	64,670	57,164
Provision for credit losses	1,807	1,536

Net interest income after provision for credit losses	62,863	55,628

Non-interest income
Wealth management	7,619	10,137
Mortgage banking	5,463	5,110
Service charges on deposit accounts	1,888	1,698
Gain on sales of premium finance receivables	269	995
Administrative services	1,013	1,154
Gains on available-for-sale securities, net	47	80
Other	3,434	9,551

Total non-interest income	19,733	28,725

Non-interest expense
Salaries and employee benefits	35,917	33,478
Equipment	3,590	3,174
Occupancy, net	5,435	4,668
Data processing	2,476	1,859
Advertising and marketing	1,078	1,120
Professional fees	1,603	1,436
Amortization of other intangible assets	969	743
Other	8,676	7,982

Total non-interest expense	59,744	54,460

Income before taxes	22,852	29,893
Income tax expense	8,171	10,880

Net income	$14,681	$19,013

Net income per common share – Basic	$0.59	$0.79

Net income per common share – Diluted	$0.57	$0.76

Cash dividends declared per common share	$0.16	$0.14

Weighted average common shares outstanding	25,029	24,056
Dilutive potential common shares	817	956

Average common shares and dilutive common shares	25,846	25,012

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2007	2006
(A) Interest income (GAAP)	$152,307	$120,297
Taxable-equivalent adjustment:
– Loans	130	130
– Liquidity management assets	493	281
– Other earning assets	1	2

Interest income – FTE	$152,931	$120,710
(B) Interest expense (GAAP)	87,637	63,133

Net interest income – FTE	$65,294	$57,577

(C) Net interest income (GAAP) (A minus B)	$64,670	$57,164

Net interest income – FTE	$65,294	$57,577
Add: Net interest expense on long-term debt – trust preferred securities, (1)	4,455	3,995

Core net interest income – FTE (2)	$69,749	$61,572

(D) Net interest margin (GAAP)	3.06%	3.09%
Net interest margin – FTE	3.10%	3.12%
Core net interest margin — FTE (2)	3.31%	3.33%

(E) Efficiency ratio (GAAP)	70.82%	63.47%
Efficiency ratio – FTE	70.30%	63.16%

(1)	Interest expense from the long-term debt – trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				%Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2007	2006	2006	2006 (1)	2006
Balance:
Commercial and commercial real estate (3)	$4,086,994	$4,068,437	$3,295,334	1.9%	24.0%
Home equity	650,826	666,471	622,097	(9.5)	4.6
Residential real estate (3)	204,590	207,059	273,100	(4.8)	(25.1)
Premium finance receivables	1,228,013	1,165,846	908,843	21.6	35.1
Indirect consumer loans (2)	245,420	249,534	212,156	(6.7)	15.7
Tricom finance receivables	39,436	43,975	40,144	(41.9)	(1.8)
Other loans	90,627	95,158	83,643	(19.3)	8.4

Total loans, net of unearned income	$6,545,906	$6,496,480	$5,435,317	3.1%	20.4%

Mix:
Commercial and commercial real estate	62.4%	62.6%	60.6%
Home equity	9.9	10.3	11.5
Residential real estate	3.1	3.2	5.0
Premium finance receivables	18.8	17.9	16.7
Indirect consumer loans (2)	3.8	3.8	3.9
Tricom finance receivables	0.6	0.7	0.8
Other loans	1.4	1.5	1.5

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans

(3)	Approximately $78.6 million of loans originally reported as residential real-estate loans were reclassified in the fourth quarter of 2006 and are now included in commercial real-estate.
DEPOSITS

				%Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2007	2006	2006	2006 (1)	2006
Balance:
Non-interest bearing	$651,075	$699,203	$608,769	(27.9)%	6.9%
NOW	894,513	844,875	743,929	23.8	20.2
Wealth Management deposits (2)	538,402	529,730	441,856	6.6	21.9
Money market	719,751	690,938	598,775	16.9	20.2
Savings	311,566	304,362	308,651	9.6	0.9
Time certificates of deposit	4,551,496	4,800,132	4,180,507	(21.0)	8.9

Total deposits	$7,666,803	$7,869,240	$6,882,487	(10.4)%	11.4%

Mix:
Non-interest bearing	8.4%	8.9%	8.9%
NOW	11.7	10.7	10.8
Wealth Management deposits (2)	7.0	6.7	6.4
Money market	9.4	8.8	8.7
Savings	4.1	3.9	4.5
Time certificates of deposit	59.4	61.0	60.7

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2007 compared to the first quarter of 2006 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2007			March 31, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,913,693	$24,469	5.19%	$2,060,242	$23,456	4.62%
Other earning assets (2) (3) (8)	25,392	467	7.47	31,818	473	6.02
Loans, net of unearned income (2) (4) (8)	6,619,361	127,995	7.84	5,408,010	96,781	7.26

Total earning assets (8)	$8,558,446	$152,931	7.25%	$7,500,070	$120,710	6.53%

Allowance for loan losses	(47,514)			(41,629)
Cash and due from banks	131,699			127,868
Other assets	811,144			653,568

Total assets	$9,453,775			$8,239,877

Interest-bearing deposits	$7,081,407	$75,890	4.35%	$6,202,123	$54,282	3.55%
Federal Home Loan Bank advances	385,904	4,129	4.34	356,655	3,280	3.73
Notes payable and other borrowings	184,313	1,728	3.80	85,889	654	3.09
Subordinated notes	75,000	1,295	6.91	50,000	801	6.41
Long-term debt – trust preferred securities	249,801	4,595	7.36	230,431	4,116	7.15

Total interest-bearing liabilities	$7,976,425	$87,637	4.45%	$6,925,098	$63,133	3.69%

Non-interest bearing deposits	644,543			595,322
Other liabilities	83,215			81,189
Equity	749,592			638,268

Total liabilities and shareholders’ equity	$9,453,775			$8,239,877

Interest rate spread (5) (8)			2.80%			2.84%
Net free funds/contribution (6)	$582,021		0.30	$574,972		0.28

Net interest income/Net interest margin (8)		$65,294	3.10%		$57,577	3.12%

Core net interest margin (7) (8)			3.31%			3.33%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2007 and 2006 were $624,000 and $413,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2007 totaled $65.3 million, an increase of $7.7 million, or 13%, as compared to the $57.6 million recorded in the same quarter of 2006. Average loans in the first quarter of 2007 increased $1.21 billion, or 22%, over the first quarter of 2006.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2007, the net interest margin was 3.10%, a decrease of two basis points when compared to the first quarter of 2006. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt - Trust Preferred Securities, was 3.31% for the first quarter of 2007 and 3.33% for the first quarter of 2006.
The net interest margin declined two basis points in the first quarter of 2007 compared to the first quarter of 2006 as the yield on earning assets increased by 72 basis points, the rate paid on interest-bearing liabilities increased by 76 basis points and the contribution from net free funds increased by two basis points. The earning asset yield improvement in the first quarter of 2007 compared to the first quarter of 2006 was attributable to a 58 basis point increase in the yield on loans and a 57 basis point increase in the yield on liquidity management assets. The higher loan yield is reflective of the earlier interest rate increases effected by the Federal Reserve Bank in 2006 offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 76 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition.
The yield on total earning assets for the first quarter of 2007 was 7.25% as compared to 6.53% in the first quarter of 2006. The increase of 72 basis points from the first quarter of 2006 resulted primarily from the rising interest rate environment in the first half of 2006 offset by the effects of an inverted yield curve and highly competitive pricing in all lending areas. The first quarter 2007 yield on loans was 7.84%, a 58 basis point increase when compared to the prior year first quarter yield of 7.26%. The average loan-to-average deposit ratio increased to 85.7% in the first quarter of 2007 from 79.6% in the first quarter of 2006. The increase in this ratio in the first quarter of 2007 compared to the first quarter of 2006 is primarily a result of the Company suspending the sale of premium finance receivables to an unaffiliated bank after the second quarter of 2006.
The rate paid on interest-bearing liabilities increased to 4.45% in the first quarter of 2007 as compared to 3.69% in the first quarter of 2006. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 5.29% in the first quarter of 2007 compared to 4.93% in the first quarter of 2006. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The cost of interest-bearing deposits increased in the first quarter of 2007 to 4.35% compared to 3.55% in the first quarter of 2006. The rising rate environment, in the first six months of 2006, coupled with competitive pricing pressures in all markets, have driven up the cost of retail deposits. The inverted yield curve continues to put upward pricing pressure on short-term certificates of deposit and non-maturity deposits as customers choose not to renew their retail certificates of deposit at the lower rates on longer maturities.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2007 compared to the fourth quarter of 2006 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2007			December 31, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,913,693	$24,469	5.19%	$1,960,718	$24,962	5.05%
Other earning assets (2) (3) (8)	25,392	467	7.47	25,538	514	8.06
Loans, net of unearned income (2) (4) (8)	6,619,361	127,995	7.84	6,535,949	128,613	7.81

Total earning assets (8)	$8,558,446	$152,931	7.25%	$8,522,205	$154,089	7.17%

Allowance for loan losses	(47,514)			(47,185)
Cash and due from banks	131,699			123,577
Other assets	811,144			814,178

Total assets	$9,453,775			$9,412,775

Interest-bearing deposits	$7,081,407	$75,890	4.35%	$7,094,084	$76,949	4.30%
Federal Home Loan Bank advances	385,904	4,129	4.34	351,572	3,731	4.21
Notes payable and other borrowings	184,313	1,728	3.80	146,658	1,319	3.57
Subordinated notes	75,000	1,295	6.91	75,000	1,385	7.23
Long-term debt – trust preferred securities	249,801	4,595	7.36	249,843	4,890	7.66

Total interest-bearing liabilities	$7,976,425	$87,637	4.45%	$7,917,157	$88,274	4.42%

Non-interest bearing deposits	644,543			659,984
Other liabilities	83,215			75,363
Equity	749,592			760,271

Total liabilities and shareholders’ equity	$9,453,775			$9,412,775

Interest rate spread (5) (8)			2.80%			2.75%
Net free funds/contribution (6)	$582,021		0.30	$605,048		0.32

Net interest income/Net interest margin (8)		$65,294	3.10%		$65,815	3.07%

Core net interest margin (7) (8)			3.31%			3.28%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2007 was $624,000 and for the three months ended December 31, 2006 was $449,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Tax-equivalent net interest income for the quarter ended March 31, 2007 totaled $65.3 million, a decrease of $521,000, or 1%, as compared to the $65.8 million recorded in the fourth quarter of 2006. Average loans in the first quarter of 2007 increased $83 million, or 1%, over the fourth quarter of 2006. Average liquidity management assets decreased $47 million during the same time period. The increase in size of the average balance sheet (contributed approximately $324,000 of net interest income) and the increase in the net interest margin (contributed approximately $618,000 of net interest income) were not able to offset the impact of two less days in the quarter (reducing net interest income by approximately $1.5 million).

For the first quarter of 2007, the net interest margin was 3.10%, up three basis points from the fourth quarter of 2006 The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.31% for the first quarter of 2007 compared to 3.28% for the fourth quarter of 2006.
The net interest margin increase of three basis points in the first quarter of 2007 compared to the fourth quarter of 2006 occurred as the yield on earning assets increased by eight basis points, the rate paid on interest-bearing liabilities increased by three basis points and the contribution from net free funds decreased by two basis points. The earning asset yield improvement in the first quarter of 2007 compared to the fourth quarter of 2006 was primarily attributable to a 14 basis point increase in the yield on liquidity management assets and a three basis point increase in the yield on loans. The higher liquidity management asset yield is reflective of a mix with a larger component of short-term higher yielding assets than in the fourth quarter of 2006. The interest-bearing liability rate increase of three basis points was due to higher costs of retail deposits even as higher rate longer-term certificates of deposit mature and shift into non-maturity interest-bearing deposits. Competitive pricing pressures on these variable rate non-maturity deposits products has not allowed total interest-bearing deposit cost to decline in the past quarter.
The yield on total earning assets for the first quarter of 2007 was 7.25% as compared to 7.17% in the fourth quarter of 2006. The increase of eight basis points from the fourth quarter of 2006 resulted primarily from a larger mix of higher rate short-term liquidity management assets and continued pricing discipline in all lending areas. The first quarter 2007 yield on loans was 7.84%, a three basis point increase when compared to the prior year fourth quarter yield of 7.81%. The average loan-to-average deposit ratio increased to 85.7% in the first quarter of 2007 from 84.3% in the fourth quarter of 2006. The increase in this ratio in the first quarter of 2007 continues to reflect the Company’s decision to suspend the sale of premium finance receivables to an unaffiliated bank, and accordingly, retain these assets on its balance sheet. The pricing discipline the Company has put in place on maturing fixed rate retail certificates of deposit has also contributed to an increase in the average loan-to-deposit ratio.
The rate paid on interest-bearing deposits increased to 4.35% in the first quarter of 2007 as compared to 4.30% in the fourth quarter of 2006. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, decreased to 5.29% in the first quarter of 2007 compared to 5.42% in the fourth quarter of 2006.
The cost of retail deposits continued to increase in the first quarter of 2007 even as the overall level of interest rates remained relatively unchanged from the fourth quarter of 2006. Competitive pricing pressures in all markets have driven up the cost of retail deposits while wholesale funding costs remained relatively stable. In the first quarter of 2007, when compared to the fourth quarter of 2006, the rate on non-maturity interest-bearing deposits (savings, NOW and MMA) increased four basis points and the rate on retail certificates of deposit increased eight basis points. The inverted yield curve continues to put upward pricing pressure on maturing short-term certificates of deposit and non-maturity deposits as customers choose not to renew their retail certificates of deposit at the lower rates on longer maturities.

NON-INTEREST INCOME
For the first quarter of 2007, non-interest income totaled $19.7 million and decreased $9.0 million compared to the first quarter of 2006. The decrease was primarily attributable to lower levels of trading income recognized on interest rate swaps, lower levels of fees from certain covered call option transactions, lower gain on sales of premium finance receivables and the gain recognized on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006.
The following table presents non-interest income by category for the three months ended March 31, 2007 and 2006:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Brokerage	$5,071	$5,175	(104)	(2.0)
Trust and asset management	2,548	4,962	(2,414)	(48.7)

Total wealth management	7,619	10,137	(2,518)	(24.9)

Mortgage banking	5,463	5,110	353	6.9
Service charges on deposit accounts	1,888	1,698	190	11.2
Gain on sales of premium finance receivables	269	995	(726)	(73.0)
Administrative services	1,013	1,154	(141)	(12.2)
Gains on available-for-sale securities, net	47	80	(33)	(41.2)
Other:
Fees from covered call options	436	1,805	(1,369)	(75.8)
Trading income – net cash settlement of swaps	—	522	(522)	(100.0)
Trading income (loss) – change in fair market value	(6)	4,915	(4,921)	(100.1)
Bank Owned Life Insurance	809	630	179	28.5
Miscellaneous	2,195	1,679	516	30.8

Total other	3,434	9,551	(6,117)	(64.0)

Total non-interest income	$19,733	$28,725	(8,992)	(31.3)

Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $7.6 million in the first quarter of 2007, a $2.5 decrease from the $10.1 million recorded in the first quarter of 2006. Excluding the impact of the sale of the Wayne Hummer Growth Fund in the first quarter of 2006, total wealth management revenue decreased by $104,000 in the first quarter of 2007 compared to the first quarter of 2006. However, the total wealth management revenue recorded in the first quarter of 2007 represents the highest level since the first quarter of 2006 and a $629,000 increase over the fourth quarter of 2006. The Company anticipates continued growth of the wealth management platform throughout its banking locations.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended March 31, 2007, this revenue source totaled $5.5 million, an increase of $353,000 when compared to the first quarter of 2006. Growth of this component has been negatively impacted by the interest rate environment during the past 12 months and growth will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may further negatively impact mortgage banking production growth.
Service charges on deposit accounts totaled $1.9 million for the first quarter of 2007, an increase of $190,000, or 11%, when compared to the same quarter of 2006. This increase was primarily due to the impact of the HBI acquisition in 2006 and the overall larger household account base. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Wintrust did not sell premium finance receivables to an unrelated third party financial institution in the first quarter of 2007. However, as a result of the clean-up calls of previous quarters’ sales, a net gain of $269,000 was recognized in the first quarter of 2007. This compares to $995,000 of recognized gains in the first quarter of 2006. It is likely that sales of these receivables may not occur in future quarters as the Company now desires to maintain these earning assets on its balance sheet.
The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the first quarter of 2007 and $1.2 million in the first quarter of 2006. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the first quarter of 2007 totaled $3.4 million compared to $9.6 million in the first quarter of 2006. The largest components of the decrease in other income were the decreases in income recognized on certain interest rate swaps and the trading account assets of its broker-dealers and the decrease in fees from covered call option transactions. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. This component decreased $5.4 million in the first quarter of 2007 compared to a year ago. Fees from certain covered call option transactions totaled $436,000 in the first quarter of 2007 compared to $1.8 million in the same period of 2006. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. However, the interest rate environment in the first quarter of 2007 was not conducive to entering into any material level of covered call option transactions.

NON-INTEREST EXPENSE
Non-interest expense for the first quarter of 2007 totaled $59.7 million and increased approximately $5.2 million, or 10%, from the first quarter 2006 total of $54.5 million. All categories of non-interest expense increased as a result of the HBI acquisition in 2006, the new branch locations opened and the de novo bank opened at the end of the first quarter of 2006. Including the locations of HBI (effective acquisition date of May 31, 2006), Wintrust added or expanded 10 locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the three months ended March 31, 2007 and 2006:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Salaries and employee benefits	$35,917	$33,478	2,439	7.3
Equipment	3,590	3,174	416	13.1
Occupancy, net	5,435	4,668	767	16.4
Data processing	2,476	1,859	617	33.2
Advertising and marketing	1,078	1,120	(42)	(3.7)
Professional fees	1,603	1,436	167	11.6
Amortization of other intangible assets	969	743	226	30.4
Other:
Commissions – 3rd party brokers	1,026	1,092	(66)	(6.1)
Postage	845	886	(41)	(4.6)
Stationery and supplies	771	789	(18)	(2.3)
Miscellaneous	6,034	5,215	819	15.7

Total other	8,676	7,982	694	8.7

Total non-interest expense	$59,744	$54,460	5,284	9.7

Salary and employee benefits expense increased $2.4 million, comprised primarily of base compensation increasing year-over-year and the impact of the HBI acquisition. No single other salary component or benefit category increased materially in the first quarter of 2007 when compared to the first quarter of 2006.
Occupancy expense has been directly impacted by the additional and expanded banking locations in the past 12 months. This cost increased $767,000, or 16%, over the first quarter of 2006 as a result of the Company’s continued banking expansion.
Total other expenses increased $694,000 in the first quarter of 2007 compared to the first quarter of 2006. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. The largest single component that increased by a substantial amount was FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007, increasing $393,000 over the first quarter of 2006.
Total non-interest expense on a sequential quarter basis (when compared to the fourth quarter of 2006) increased by $279,000, or 2%. Adjusting for the cyclical nature of payroll tax expense, which increased $1.3 million in the first quarter of 2007 compared to the fourth quarter of 2006, and the $375,000 increase in FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007 compared to the first quarter of 2006, total non-interest expense would have decreased by $1.4 million in the first quarter of 2007 compared to the fourth quarter of 2006. This is a direct reflection of the efforts being made to maintain expense control throughout the Company.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended
	March 31,
(Dollars in thousands)	2007	2006
Allowance for loan losses at beginning of period	$46,055	$40,283
Provision for credit losses	1,807	1,536

Charge-offs:
Commercial and commercial real estate loans	947	1,110
Home equity loans	51	22
Residential real estate loans	—	27
Consumer and other loans	233	111
Premium finance receivables	525	446
Indirect consumer loans	99	77
Tricom finance receivables	25	—

Total charge-offs	1,880	1,793

Recoveries:
Commercial and commercial real estate loans	343	120
Home equity loans	18	—
Residential real estate loans	—	—
Consumer and other loans	29	25
Premium finance receivables	118	137
Indirect consumer loans	36	59
Tricom finance receivables	—	—

Total recoveries	544	341

Net charge-offs	(1,336)	(1,452)

Allowance for loan losses at period end	$46,526	$40,367

Allowance for lending-related commitments at period end	$457	$491

Allowance for credit losses at period end	$46,983	$40,858

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.06%	0.13%
Home equity loans	0.02	0.01
Residential real estate loans	—	0.03
Consumer and other loans	0.87	0.41
Premium finance receivables	0.14	0.14
Indirect consumer loans	0.10	0.04
Tricom finance receivables	0.27	—

Total loans, net of unearned income	0.08%	0.11%

Net charge-offs as a percentage of the provision for loan losses	73.96%	94.50%

Loans at period-end	$6,545,906	$5,435,317
Allowance for loan losses as a percentage of loans at period-end	0.71%	0.74%
Allowance for credit losses as a percentage of loans at period-end	0.72%	0.75%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2007	2006	2006
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$286	$308	$507
Commercial, consumer and other	3,696	8,454	2,891
Premium finance receivables	6,074	4,306	3,738
Indirect consumer loans	269	297	247
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	10,325	13,365	7,383

Non-accrual loans:
Residential real estate and home equity	3,568	1,738	234
Commercial, consumer and other	9,660	12,959	10,358
Premium finance receivables	7,455	8,112	6,402
Indirect consumer loans	383	376	216
Tricom finance receivables	299	324	—

Total non-accrual	21,365	23,509	17,210

Total non-performing loans:
Residential real estate and home equity	3,854	2,046	741
Commercial, consumer and other	13,356	21,413	13,249
Premium finance receivables	13,529	12,418	10,140
Indirect consumer loans	652	673	463
Tricom finance receivables	299	324	—

Total non-performing loans	31,690	36,874	24,593

Other real estate owned	627	572	1,952

Total non-performing assets	$32,317	$37,446	$26,545

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	0.45%	0.23%	0.08%
Commercial, consumer and other	0.32	0.51	0.39
Premium finance receivables	1.10	1.07	1.12
Indirect consumer loans	0.27	0.27	0.22
Tricom finance receivables	0.76	0.74	—

Total non-performing loans	0.48%	0.57%	0.45%

Total non-performing assets as a percentage of total assets	0.34%	0.39%	0.32%

Allowance for loan losses as a percentage of non-performing loans	146.82%	123.90%	164.15%

The provision for credit losses totaled $1.8 million for the first quarter of 2007 and $1.5 million for the first quarter of 2006. For the quarter ended March 31, 2007, net charge-offs totaled $1.3 million, a decrease from the $1.5 million of net charge-offs recorded in the same period of 2006. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.08% in the first quarter of 2007 and 0.11% in the first quarter of 2006.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $3.9 million as of March 31, 2007. The balance increased $1.8 million from December 31, 2006 and increased $3.1 million from March 31, 2006. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $13.4 million as of March 31, 2007. The balance in this category decreased $8.1 million from December 31, 2006 and increased $107,000 from March 31, 2006. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of March 31, 2007 and 2006, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	March 31, 2007	March 31, 2006
Non-performing premium finance receivables	$13,529	$10,140
- as a percent of premium finance receivables outstanding	1.10%	1.12%

Net charge-offs of premium finance receivables	$407	$309
- annualized as a percent of average premium finance receivables	0.14%	0.14%
As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $652,000 at March 31, 2007, compared to $673,000 at December 31, 2006 and $463,000 at March 31, 2006. The ratio of these non-performing loans to total indirect consumer loans was 0.27% at March 31, 2007 compared to 0.27% at December 31, 2006 and 0.22% at March 31, 2006. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.10% for the quarter ended March 31, 2007 compared to 0.04% in the same period in 2006. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs, Willowbrook and Winnetka, and in Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of March 31, 2007, Wintrust operated a total of 74 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The unique collection and delinquency risks associated with premium finance receivables.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. (Central Daylight Time) Monday, April 23, 2007, regarding first quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #5363282. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations & Conference Calls, Conference Calls, First Quarter 2007 Earnings Release Conference Call.
A replay of the call will be available beginning at 12:00 p.m. (Central Daylight Time) on April 23, 2007 and will run through 10:59 p.m. (Central Daylight Time) May 7, 2007, by calling (800) 642-1687 and entering Conference ID #5363282. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 6:00 a.m. (Central Daylight Time) on April 23, 2007.
# # #